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                                                                    EXHIBIT 99.1

Hold For Release

               CRITICAL PATH APPOINTS GLOBAL EXECUTIVE PIERRE VAN
                          BENEDEN AS COMPANY PRESIDENT

    Former IBM/Lotus EVP Brings Extensive Experience in Driving Profitability
                          and Dramatic Revenue Growth

        SAN FRANCISCO (OCTOBER 23, 2001) -- Critical Path, Inc. (Nasdaq: CPTH), a global technology leader in communication platforms and integrated messaging solutions, serving carriers, service providers and corporations worldwide, today announced the appointment of Pierre Van Beneden as the company's president. Van Beneden, an industry veteran and top business strategist, will report to William McGlashan, Jr. former president and chief operating officer. McGlashan has been appointed interim chief executive officer. David Hayden remains the executive chairman.

        "The global messaging market is changing dynamically and rapidly," said David Hayden, executive chairman. "Pierre Van Beneden has an outstanding track record in a key aspect of this market and a strong record in successfully building businesses and driving revenue on a global scale. Pierre's business acumen, communication background and his drive for success fit perfectly into our Company's evolution. He has an exemplary talent in creating synergy and rapid growth within organizations, and his accomplishments with IBM/Lotus and Oracle speak for themselves. We believe Pierre's value and contribution to Critical Path's future will be outstanding."

        Pierre Van Beneden brings more than two decades of experience in managing complex reorganizations and maximizing opportunities to deliver increased revenue and productivity. He gained experience through his tenure with such high-profile organizations as IBM/Lotus and Oracle Corporation. As executive vice president of worldwide sales and services at IBM/Lotus, Van Beneden achieved billion dollar revenue objectives and aligned the market strategies of several regional organizations. His leadership helped Lotus become a profitable company for the first time since 1994. As vice president of software sales at IBM/Lotus, EMEA, Pierre led his region to more than doubled revenues.


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        "I have worked with several companies in transition and have seen firsthand how a good strategic roadmap and solid organizational structure can lead to unprecedented positive results. I believe in Critical Path's potential and feel that the Company's vision and new structure, coupled with its innovative products and services, offer unlimited opportunities for success," said Van Beneden. "Critical Path's communication platform is uniquely positioned to meet the increasing market demand for more scalable and cost-effective integrated communication solutions. I see strong potential at Critical Path and I am looking forward to the opportunity to help the Company reach new levels of success."

        Prior to his time with IBM/Lotus, Van Beneden spent almost a decade at Oracle Corporation driving global growth strategies and redefining that company's sales messages and strategies. As a result of Van Beneden's leadership at Oracle France, he was elected worldwide "Manager of the Year" in 1989, and during the five-year period from 1989 to 1994 revenues for the division where he served as managing director increased more than 900%. Van Beneden holds a Ph.D. in business management from Paris University and a Master's degree in the same from Paris Dauphine. A recognized spokesperson on economic and business affairs, Van Beneden has co-authored a book titled Meta Organizations and has spoken at the World Economic Forum in Genoa in 2000 on the subject of "The Role of Information Technology on Education."

        "Pierre's addition to the Critical Path team is a strong endorsement of our successful financial restructuring and demonstrates that we are now ready to conquer the next phase of our Company's evolution -- driving operational and revenue growth," said Bill McGlashan. "Pierre's leadership and experience will help increase our momentum in the growing global market and deliver on our potential as the global technology leader in communication platforms for carriers and enterprises."

                                     (more)
About Critical Path, Inc.

        Critical Path, Inc. (Nasdaq: CPTH) is a global leader in communication platforms and integrated messaging solutions for wireless and wireline carriers, service providers and corporations


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through its integrated platform of messaging applications and directory infrastructure. Critical Path is headquartered in San Francisco, with offices throughout North America, Europe, Asia and Latin America. More information on Critical Path can be found at http://www.cp.net./.

Forward-Looking Statements

This press release contains forward-looking statements by the Company and others regarding expected future business, financial and product performance, including the results of restructuring efforts, our ability to successfully emerge from restructuring, the refocusing of our operations and the performance of senior executives in meeting strategic goals, our belief as to the ability of our products to ensure performance, security, scalability and reliability and the market for outsourced services like ours. The words "will," "expect," "plan," "believe," "seek,""strive for," "anticipate," "hope," "estimate" and similar expressions are intended to identify the Company's forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, our evolving business strategy and the emerging and changing nature of the market for our products and services, our ability to deliver on our sales objectives, the ability of our technology and our competitors' technologies to address customer demands, changes in economic and market conditions, unplanned system interruptions and capacity constraints, software and service design defects. These and other risks and uncertainties are described in more detail in the Company's filings with the U.S Securities and Exchange Commission (www.sec.gov) made from time to time, including Critical Path's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended, and the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and March 30, 2001, both as may be amended from time to time.

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Note to Editors: Critical Path and the Critical Path logo are the trademarks of
Critical Path, Inc. All other trademarks are the property of their holders.


        CONTACT INFORMATION:

    For Reporters:                          For Investors:
    McGrath Power/PR                        Critical Path, Inc.
    Roger Fortier                           Mike Bishop
    (408) 727-0351                          (415) 344-5059
    Rogerf@mcgpr.com                        mike.bishop@cp.net